UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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FOREST LABORATORIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOREST LABORATORIES ISSUES STATEMENT REGARDING
LITIGATION WITH ICAHN
NEW YORK, August 5, 2011 — Forest Laboratories, Inc. (NYSE: FRX) today issued the following statement in connection with the Delaware Chancery Court’s decision to allow entities affiliated with Carl Icahn to lift confidentiality restrictions on certain documents relating to the potential action by the Office of the Inspector General of the U.S. Department of Health and Human Services (HHS-OIG) to exclude Howard Solomon, Chairman and Chief Executive Officer of Forest, from participating in federal healthcare programs:
“Mr. Icahn’s decision to publicize the Delaware litigation is a sideshow and an effort to advance his self-serving agenda in his proxy contest. The documents to which he refers demonstrate what Forest has said all along: that Mr. Solomon has never been accused of any wrongdoing; that the potential exclusion is based solely on his ‘association with’ Forest; and that HHS-OIG is considering embarking on an unprecedented and unjustified action.
Icahn is wrong when he states Forest that does not have a plan to deal with the ‘contingency’ of Mr. Solomon’s potential exclusion. As previously announced, the Forest Board does have a succession plan. In the event that HHS-OIG decides to move forward and Mr. Solomon’s legal challenges are unsuccessful, the succession plan will be implemented, Mr. Solomon will step aside and the Company will continue to do business with the federal government.
In trumpeting a single request regarding other Forest executives, Icahn is seizing on a fleeting piece of a complex, six-year negotiation. The fact is that there was no basis for the government’s request — it was refused and the government quickly withdrew it. If anything, the documents reflect how the government allowed Forest to agree to a final settlement with the expectation that the entire exclusion issue had been dropped, only to have it raised later by HHS-OIG in an unprecedented action and without a valid basis.
Icahn’s characterization of Forest’s Board process is similarly misleading. The Board’s determination to challenge HHS-OIG’s unprecedented action was made by a majority of independent directors, advised by outside counsel, who were fully informed of the matters concerning the related Department of Justice investigation and its resolution over a six-year period.
Icahn is misusing these documents in an effort to draw attention away from the fact that his nominees are unqualified and conflicted by their service on the boards of companies with which Forest competes for product opportunities. Forest continues to perform well — outperforming both the S&P 500 Index and the Amex Pharmaceutical Index (DRG) over the short term and long term, and it has developed one of the strongest and most exciting product portfolios in the industry. Forest urges shareholders not to be distracted and to remain focused on the important issues before the Company.”
SOURCE: Forest Laboratories, Inc.
Investor Contact:
Frank J. Murdolo
Vice President — Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com
Media Contacts:
Sard Verbinnen & Co

Hugh Burns/Lesley Bogdanow/Briana Kelly
1-212-687-8080
Additional Background
As previously announced, Forest Pharmaceuticals, Inc., a wholly owned subsidiary of Forest Laboratories, Inc., entered into a global settlement in September 2010, as part of which the company, among other things, pleaded guilty in November 2010 to two strict liability, no-intent misdemeanor violations of the federal Food, Drug and Cosmetic Act, relating to conduct that occurred almost a decade ago involving the distribution and marketing of Levothroid and Celexa. The company agreed to a total payment in excess of $313 million to resolve all criminal and civil claims.
Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.
Important Additional Information
Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18, 2011, Forest Laboratories filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix B thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.
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